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                KPMG LLP
                Chartered Accountants                   Telephone (250) 979-7150
                300-1674 Bertram Street                 Telefax (250) 763-0044
                Kelowna, BC  V1Y 9G4                    www.kpmg.ca
                Canada






The Board of Directors
Zomex Distribution Inc.

We consent to the use of our report included herein and to the reference to our firm under the heading "Experts" in the prospectus. Our report dated November 10, 2003, contains an explanatory paragraph that states that the Company has not generated revenues and has an accumulated deficit of $58,712 to December 31, 2002, which raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.




signed "KPMG LLP"



Kelowna, Canada
December 9, 2003
































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